SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                              FORM 8-K

                            CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): September 13, 2002.


                   Commission File Number 0-18184


                     SK Technologies Corporation
            (Name of Small Business Issuer in Its Charter)

              Delaware                             52-1507455
  (State or Other Jurisdiction of               (I.R.S. Employer
  Incorporation or Organization)               Identification No.)

  P.O. Box 8627 Deerfield Beach, FL                   33443
(Address of Principal Executive Offices)            (Zip Code)

    Registrant's telephone number, including area code (954) 629-2555

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ITEM 5.  OTHER EVENTS.

    On September 18, 2002, the Company issued the following press release:

    For Immediate Release: Contact - David H. Peipers (212) 489-2288

    NEW YORK, NEW YORK - September 17, 2002 - SK Technologies Corporation ("SK") (OTC Bulletin Board: SKTC) today announced that its Board of Directors approved a share exchange agreement with Aspro Technologies, Ltd. ("Aspro") and Aspro's two principal shareholders that will result in the acquisition by SK of all outstanding shares of Aspro capital stock in exchange for new shares of SK common stock. Upon closing of the transaction, Aspro will become a wholly-owned subsidiary of SK. The Board also approved a recapitalization plan to be implemented concurrently with the exchange pursuant to which all present holders of SK debt, together with holders of SK's outstanding shares of common stock and Series B Preferred Stock (other than David Peipers, Chairman of the Board, whose Series B Preferred shares will be cancelled), will be exchanged for new shares of SK common stock. Following completion of the exchange and recapitalization transactions, the former Aspro shareholders will own 91% of the new shares of SK common stock and the present holders of debt, Series B Preferred shares and common stock will own 9%. The transactions are expected to close on or about October 4, 2002.

    On the closing date, the four current directors of SK will resign and five individuals designated by Aspro will be appointed new directors of SK.

    David H. Peipers and certain affiliates who currently beneficially own
73.4 percent of SK common stock have also approved the transactions by written consent. An information statement pursuant to Section 14(f) of the 1934 Securities Exchange Act has been filed with the SEC and mailed to all SK common stockholders. No vote or other action of the security holders of SK is required and proxies are not being solicited from SK common stockholders.

    SK is currently inactive and conducting no business operations. Aspro is a private company headquartered in Toronto, Canada. Aspro develops and manufactures digital video recording and transmission systems for the commercial security industry.

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                                 SIGNATURES

    In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: September 18, 2002

                      SK TECHNOLOGIES CORPORATION

                      By: /s/ Calvin S. Shoemaker
                      President and Chief Executive Officer


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